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                                                                    Exhibit 2(g)

                         INVESTMENT MANAGEMENT AGREEMENT


                  AGREEMENT made as of ____________________, 1998 between
CHARTWELL DIVIDEND AND INCOME FUND, INC., a Maryland corporation (the "Fund"), and CHARTWELL INVESTMENT PARTNERS, L.P., a Pennsylvania limited partnership (the "Manager").

                  WHEREAS, the Fund is registered as a closed-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

                  WHEREAS, the Manager is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

                  WHEREAS, the Fund desires to retain the Manager to furnish investment advisory services to the Fund and the Manager is willing to furnish such services;

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties hereto as follows:

                  1. APPOINTMENT. The Fund hereby appoints the Manager to act as its investment manager for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

                  2. MANAGEMENT. Subject to the supervision of the Fund's Board of Directors, the Manager will perform the following services:

                                  (i) Provide a continuous investment program
                  and strategy for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund, determining from time to time what securities and other investments will be invested, reinvested, owned, held or traded by the Fund. The Manager will provide the services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus of the Fund and resolutions of the Fund's Board of Directors adopted from time to time;

                                 (ii) The Manager shall, to the extent requested
                  by the Board of Directors, provide the personnel to act as officers of the Fund and pay the salaries of such
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                  officers, and shall furnish office facilities and equipment, and related services necessary for the operation of the Fund;

                                (iii) Transmit information concerning purchases
                  and sales of the Fund's portfolio securities to the custodian for proper settlement;

                                 (iv) Supply the Fund and its Board of Directors
                  with reports and statistical data as requested; and

                                  (v) Prepare a quarterly brokerage allocation
                  summary and monthly security transaction listing for the Fund.

                  3.       OTHER COVENANTS.

                  The Manager further agrees that:

                                  (i) It will maintain its registration under
                  the Advisers Act, adopt a Code of Ethics and provide reports with respect thereto to the Board of Directors of the Fund, and will conform with all applicable Rules and Regulations of the Securities and Exchange Commission;

                                 (ii) It will place orders pursuant to its
                  investment determinations for the Fund either directly with the issuer or with any broker or dealer. In executing portfolio transactions and selecting brokers or dealers, the Manager will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Manager shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker dealer to execute a particular transaction, the Manager may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which the Manager or an affiliate of the Manager exercises investment discretion. The Manager is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or

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                  dealer would have charged for effecting that transaction if, but only if, the Manager determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Manager to the Fund. In addition, the Manager is authorized to take into account the sale of shares of the Fund in allocating to brokers or dealers purchase and sale orders for the Fund's portfolio securities, provided that the Manager believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. The Manager will make investment decisions for the Fund independently from those of other clients of the Manager. However, the same security may be held in the portfolio of more than one client when the same security is believed suited for the investment objectives of more than one client. Should two or more clients of the Manager simultaneously be engaged in the purchase or sale of the same security, to the extent possible, the transactions will be allocated as to price and amount in a manner fair and equitable to each client;

                                (iii) It will maintain or supervise the
                  maintenance of all books and records with respect to the securities transactions of the Fund and will furnish the Fund's Board of Directors with such periodic and special reports as the Board may request;

                                (iv) It will treat confidentially and as
                  proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Fund, which approval may not be withheld where the Manager would be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities); and

                                (v) All software code owned by the Manager or
                  under its control, used in the performance of its obligations under this Agreement, will be Year 2000 Compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate after December 31, 1999 without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999 and without decreasing the

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                  functionality of the system applicable to dates prior to
                  January 1, 2000 including, but not limited to, making changes to (i) date and data century recognition; (ii) calculations which accommodate same- and multi-century formulas and date values; and (iii) input/output of date values which reflect century dates.


                  4. SUB-ADVISOR. The Manager may employ or contract with other persons to assist it in the performance of this Agreement (each, a "Sub-Advisor"); provided, however, that the retention of any Sub-Advisor shall be approved as may be required by the 1940 Act. A Sub-Advisor may perform under the supervision of the Manager any or all services described elsewhere in this Agreement. Sub-Advisors may include other investment advisory or management firms and officers or employees who are employed by both the Manager and the Fund. The fees or other compensation of any Sub-Advisor shall be paid by the Manager and no obligation may be incurred on the Fund's behalf to any such person.

                  In the event that the Manager appoints a Sub-Advisor, the Manager will review, monitor, and report to the Fund's Board of Directors on the performance and investment procedures of any such Sub-Advisor, and assist and consult with any Sub-Advisor in connection with the Fund's continuous investment program. In the event that any Sub-Advisor appointed hereunder is terminated, the Manager may provide investment management services pursuant to this Agreement to the Fund without further shareholder approval.

                  5. SERVICES NOT EXCLUSIVE. The investment management services furnished by the Manager hereunder are deemed not to be exclusive, and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Manager will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed to be its agent.

                  6. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act, and to permit the Fund access to the Manager's records upon the Fund's request.


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                  7. EXPENSES. During the term of this Agreement, the Manager will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund.

                  8. COMPENSATION. For the services provided to the Fund pursuant to this Agreement, the Fund will pay to the Manager and the Manager will accept as full compensation therefor, a fee, payable on or before the tenth
(10th) day of each calendar month, at the annual rate of 0.95% of the Fund's Managed Assets (as defined below). Such fees shall be reduced as required by expense limitations imposed upon the Fund by any state in which shares of the Fund are sold. Reductions shall be made at the time of each monthly payment on an estimated basis, if appropriate, and an adjustment to reflect the reduction on an annual basis shall be made, if necessary, in the fee payable with respect to the last month in any calendar year of the Fund. The Manager shall within ten
(10) days after the end of each calendar year refund any amount paid in excess of the fee determined to be due for such year.

                  If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Manager's compensation for such fraction of the month shall be determined by applying the foregoing percentage to the Fund's Managed Assets during such fraction of a month (calculated on an average daily basis if such fraction of a month is less than a week) and in the proportion that such fraction of a month bears to the entire month.

                  "Managed Assets" means the average weekly value of the Fund's total assets minus the Fund's liabilities, other than debt relating to leverage, which liabilities exclude the aggregate liquidation preference of any outstanding preferred stock or short-term debt.

                  9. LIMITATION OF LIABILITY. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Manager, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering service to the Fund or acting on any business of the Fund (other than services or business in connection with the Manager's duties as investment advisor hereunder), to be rendering such services to or acting solely,

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for, the Fund and not as an officer, partner, employee or agent or one under the control or direction of the Manager even though paid by it.

                  10. DURATION AND TERMINATION. This Agreement will become effective on the date first written above, and unless sooner terminated as provided herein, shall continue in effect for two (2) years. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually
(a) by the vote of a majority of those members of the Fund's Board of Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund), or by the Manager on sixty days' written notice. This Agreement will immediately and automatically terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)

                  11. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be amended or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved in accordance with the requirements of the 1940 Act.

                  12. MISCELLANEOUS. Any notice made pursuant to this Agreement shall be given in writing, addressed and delivered or mailed postage prepaid, return-receipt requested, to the other party to this Agreement at its principal place of business. Notice given by a party's attorney shall be deemed to be notice given by the party. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Maryland law.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their officers designated below as of the day and year first above written.


                                 CHARTWELL DIVIDEND AND INCOME
                                   FUND, INC.



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                                     Authorized Officer




                                 CHARTWELL INVESTMENT PARTNERS, L.P.


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                                      Authorized Officer





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